SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 27, 2008

Boston Private Financial Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	0-17089	04-2976299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Ten Post Office Square, Boston, Massachusetts 02109

(Address of principal executive offices)

(617) 912-1900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the fling obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K contains forward looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements, estimates, projections, expectations or predictions about future events and often include words such as “estimate,” “projects,” “anticipates,” “will,” “targets,” “expects,” and other words or expressions indicating statements about the future. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are in some cases beyond the control of Boston Private Financial Holdings, Inc. (the “Company”), and which may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. The Company disclaims any obligation to update any of the forward-looking statements contained herein to reflect future events or developments.

Item 7.01    Regulation FD Disclosure

The Company and each of its bank subsidiaries maintain capital in excess of regulatory “well capitalized” levels. Nonetheless, the Company is currently reviewing its capital levels and evaluating various alternatives through which it might raise additional capital in order to further strengthen its capital position, and in particular, its ratio of tangible equity to total assets. There can be no assurances that the Company will decide to raise capital and any decision to do so will depend on the Company’s evaluation of a combination of factors which may include anticipated or actual second quarter results, the results of third party loan portfolio reviews, prevailing market conditions and potential future capital needs, if any, of the Company.

Item 8.01    Other Events

On May 27, 2008, in connection with its most recent examination by the FDIC, the members of the Board of Directors of First Private Bank & Trust, Encino, California, a wholly owned subsidiary the Company, entered into an informal supervisory agreement (a memorandum of understanding) with the FDIC and the California Commissioner of Financial Institutions to address certain matters raised in the examination. Disclosure of FDIC examination matters and the related terms of the memorandum of understanding are prohibited. Compliance with the terms of the memorandum of understanding is not expected to have a material adverse effect on the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:  /s/  David J. Kaye

        Name: David J. Kaye

        Title: Executive Vice President and Chief Financial Officer

Date: May 28, 2008